Exhibit 5

ROBERT BRANTL, ESQ.
52 Mulligan Lane
Irvington, NY 10533
914-693-3026

July 23, 2009

Advanced Battery Technologies, Inc.
15 West 39th Street, Suite 14A
New York, NY 10018

Ladies and Gentlemen:

I am submitting this letter to be filed as an exhibit to the Registration Statement on Form S-3 that Advanced Battery Technologies, Inc. has filed with the Securities and Exchange Commission registering 12,068,433 shares of common stock for resale by the selling shareholders.

I am of the opinion that all corporate proceedings have been taken so that the shares, if and when sold by the selling shareholders, will be legally issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above and to the reference to me under the heading “Legal Matters” in the prospectus.

Yours,

/s/ Robert Brantl
Robert Brantl